UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Microtune, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
59514P109
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	59514P109

1	NAMES OF REPORTING PERSONS Institutional Venture Partners VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF”), and Institutional Venture Management VI, L.P. (“IVM VI,” together with IVP VII, IVM VII and IVP FF, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” f or purposes of this Schedule 13G.

CUSIP No.	59514P109

1	NAMES OF REPORTING PERSONS Institutional Venture Management VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No.	59514P109

1	NAMES OF REPORTING PERSONS IVP Founders Fund I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No.	59514P109

1	NAMES OF REPORTING PERSONS Institutional Venture Management VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No.	59514P109
Introductory Note: This Amendment No. 2 to the statement on Schedule 13G is filed on behalf of the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Microtune, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:
Microtune, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:
2201 Tenth Street
Plano, Texas 75074

Item 2(a).	Name of Person(s) Filing:
Institutional Venture Partners VII, L.P. (“IVP VII”)
Institutional Venture Management VII, L.P. (“IVM VII”)
IVP Founders Fund I, L.P. (“IVP FF”)
Institutional Venture Management VI, L.P. (“IVM VI”)

Item 2(b).	Address of Principal Business Office:
Institutional Venture Partners
3000 Sand Hill Road, Suite 290
Menlo Park, California 94025

Item 2(c).	Citizenship:
IVP VII, IVM VII, IVP FF and IVM VI are California limited partnerships.

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.001 per share.

Item 2(e).	CUSIP Number:
59514P109

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not applicable.

CUSIP No.	59514P109

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 2 to the statement on Schedule 13G is provided as of December 31, 2010:

	Shares of
	Common	Sole	Shared	Sole	Shared
Reporting	Stock Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Persons	Directly	Power	Power	Power	Power	Ownership	Class
IVP VII	0	0	0	0	0	0	0.0%
IVM VII	0	0	0	0	0	0	0.0%
IVP FF	0	0	0	0	0	0	0.0%
IVM VI	0	0	0	0	0	0	0.0%

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☑

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certification:
Not applicable.

CUSIP No.	59514P109
SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 8, 2011
INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.

By:	/s/ Geoffrey Y. Yang

Name:	Geoffrey Y. Yang
Managing Director & General Partner

INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.

By:	/s/ Geoffrey Y. Yang

Name:	Geoffrey Y. Yang
Managing Director & General Partner

IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

By:	/s/ Geoffrey Y. Yang

Name:	Geoffrey Y. Yang
Managing Director & General Partner

INSTITUTIONAL VENTURE MANAGEMENT VI, L.P.

By:	/s/ Geoffrey Y. Yang

Name:	Geoffrey Y. Yang
Managing Director & General Partner

Exhibit(s):
99.1:	Joint Filing Statement